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                                                                      EXHIBIT 99

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NEWS RELEASE                                            FOR MORE INFORMATION:
FOR IMMEDIATE RELEASE                                   MARY RYAN
                                                        630/734-2383


              AFTERMARKET TECHNOLOGY CORP. REPORTS 2000 YEAR END

                              RESULTS

              -   RECORD EPS FOR COMPANY REALIZED
              -   2000 YIELDS IMPROVED REVENUE, MARGINS AND BALANCE SHEET

WESTMONT, Illinois, Thursday, February 22, 2001--Aftermarket Technology Corp. (NASDAQ:ATAC) today reported financial results for the year ended December 31, 2000.

For the year ended December 31, 2000, revenue from continuing operations increased by $15.4 million to $343.4 million from $328.0 million for 1999. Gross profit from continuing operations, as a percentage of sales, increased to 35.1% from 34.1%. Excluding special charges of $4.0 million recorded during the year ended December 31, 1999, income from continuing operations increased 11.9% to $26.4 million for the year ended December 31, 2000 as compared to $23.6 million for the prior year. Income from continuing operations reached an all-time-high of $1.25 per

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diluted share for the year ended December 31, 2000 versus $1.11 per diluted share for the year ended December 31, 1999, excluding special charges.

Total revenue from continuing operations was $92.6 million in the fourth quarter of 2000 versus $86.2 million in the prior year's fourth quarter. Income from continuing operations was $7.0 million versus $9.2 million, before special charges, in the prior year's fourth quarter. As a result, on a per share basis, income from continuing operations was $0.33 per diluted share for the three months ended December 31, 2000 as compared to $0.43 per diluted share before special charges for the three months ended December 31, 1999. Key factors in the quarter over quarter change in EPS included improved Logistics revenues offset by weaker demand in our Drivetrain Remanufacturing segment and the favorable resolution of certain non-recurring events recorded in the fourth quarter of 1999.

Mike DuBose, Chairman, President and CEO said, "We have successfully completed year two of the ATC transition. During the year, our Drivetrain Remanufacturing business faced some difficult challenges due to unusually mild weather, high fuel prices during the summer peak driving months, unusual inventory and pricing policy changes by our OE customers and the general turmoil facing our OE customers due to weakening demand for new automobiles. However, this segment ended the year with market demand for our remanufactured products beginning to increase and with our targeted installed base reaching an all-time-high. The installed base growth will help protect us from the cyclical nature of the automotive segment and will provide a sound foundation for growth into the future".


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"During 2000, we had numerous business wins, including new contracts covering remanufactured transmissions and other drivetrain components, remanufactured engines for the European market, value-added third-party fulfillment and reverse logistics services."

DuBose continued, "With the proceeds from the October sale of our Distribution Group, we have paid down debt by approximately $60 million and are realizing a tax benefit of approximately $44 million. The sale of this under-performing asset allowed us to focus on our core strengths and to reposition the Company into two reportable segments-Drivetrain Remanufacturing and Logistics. We look with particular pride to our Logistics segment, which has experienced a 36% compounded annual growth rate over the past two years."

DuBose concluded, "As we enter 2001, we are committed to four initiatives that will drive our continued transformation: 1) implementation of lean and continuous improvement principles across the organization; 2) focused effort on our customer delight initiative designed to further improve our customer focused performance and strengthen our customer relationships; 3) continued strategic growth of our logistics businesses; and 4) the protection and continued growth of our drivetrain remanufacturing business. We are excited by the prospects that 2001 holds for our Company and our shareholders and hope to build on the solid achievements of the past two years."

In related news, the Company reaffirmed its estimate for the first quarter and full year 2001 earnings per share of $0.27 and $1.30, respectively.


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ATC is headquartered in Westmont, Illinois. The Company's continuing operations include drivetrain remanufacturing, third-party logistics and material recovery services. ATC also remanufactures electronic control modules, instrument and display clusters and radios.


                                      ###


The preceding paragraphs contain statements that are not related to historical results and are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other filings made by the Company with the Securities and Exchange Commission.


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                          AFTERMARKET TECHNOLOGY CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             For the three months ended December 31,    For the twelve months ended December 31,
                                                    2000                1999                   2000                 1999
                                                ------------        ------------           ------------         ------------
                                                          (Unaudited)
Net sales                                       $    92,612         $    86,155            $   343,357          $   328,024
Cost of sales                                        60,274              53,601                222,939              216,217
Special charges                                           -                 113                                         113
                                                ------------        ------------           ------------         ------------
Gross profit                                         32,338              32,441                120,418              111,694

Selling, general and
    administrative expense                           13,990              11,035                 48,971               47,026
Amortization of intangible assets                     1,256               1,321                  5,025                5,065
Special charges                                           -               1,730                      -                3,864
                                                ------------        ------------           ------------         ------------

Income from operations                               17,092              18,355                 66,422               55,739

Other income (expense), net                             195                 202                    173                  323
Interest expense                                      6,127               5,932                 23,900               22,774
                                                ------------        ------------           ------------         ------------

Income from continuing operations,
    before income taxes                              11,160              12,625                 42,695               33,288

Income tax expense                                    4,202               4,636                 16,249               12,224
                                                ------------        ------------           ------------         ------------

Income from continuing operations                     6,958               7,989                 26,446               21,064

Loss from discontinued operations, net
    of income taxes                                       -              (8,246)              (123,329)             (14,257)
                                                ------------        ------------           ------------         ------------
Net income (loss)                               $     6,958         $      (257)           $   (96,883)         $     6,807
                                                ============        ============           ============         ============

Per common share - basic:
    Income from continuing operations           $      0.34         $      0.39            $      1.28          $      1.04
    Loss from discontinued operations                     -               (0.40)                 (5.97)               (0.71)
                                                ------------        ------------           ------------         ------------
   Net income (loss)                            $      0.34         $     (0.01)           $     (4.69)         $      0.33
                                                ============        ============           ============         ============

Weighted average number of common shares
    outstanding                                      20,751              20,418                 20,663               20,325
                                                ============        ============           ============         ============

Per common share - diluted:
    Income from continuing operations           $      0.33         $      0.38            $      1.25          $      1.00
    Loss from discontinued operations                     -               (0.39)                 (5.83)               (0.68)
                                                ------------        ------------           ------------         ------------
   Net income (loss)                            $      0.33         $     (0.01)           $     (4.58)         $      0.32
                                                ============        ============           ============         ============

Weighted average number of common and
    common equivalent shares outstanding             20,925              21,228                 21,163               21,164
                                                ============        ============           ============         ============